Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

(Effective as of February 17, 2010)

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), entered into on this 29th day of March, 2010 and effective as of February 17, 2010 (the “Effective Date”), is by and between Oncure Medical Corp., a Delaware Corporation (the “Corporation”) and L. Duane Choate (the “Employee”).

RECITALS

A.            The Corporation owns, manages and intends to acquire additional entities, which provide (1) radiation therapy, medical oncology and related oncology services and (2) physician practice management services for medical and radiation oncologists.

B.            The Employee has rendered services to the Corporation upon and subject to the terms, conditions and other provisions of that certain Employment Agreement between the Employee and the Corporation dated as of August 27, 2007, as amended (the “Prior Agreement”)

C.            The Corporation wishes to continue to assure itself of the services of the Employee on the terms, and subject to the conditions, hereinafter set forth.

C.            The Employee desires to continue to provide services to the Corporation on the terms, and subject to the conditions, hereinafter set forth.

D.            This Agreement shall supersede and replace any and all other agreements and arrangements between the Employee and the Corporation regarding the terms and conditions of the Employee’s employment with the Corporation and/or any of its Affiliates, including but not limited to the Prior Agreement. Notwithstanding the forgoing, this Agreement shall not supersede or effect that certain Retention Bonus Letter Agreement by and between Employee and the Corporation dated as of February 4, 2010.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1          Definitions. For purposes of this Agreement, unless the context otherwise requires, the following terms have the respective meanings set out below.

a.             “Affiliate” shall mean with respect to any specified Person, any Person, whether present or future, that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

b.             “Agreement” shall have the meaning ascribed thereto in the preamble of this Agreement.

c.             “Board” shall mean the members of the board of directors of Holdings.

d.             “Cause” shall have the meaning ascribed thereto in Section 4.2.

e.             “Change of Control” shall mean and include each of the following: (a) except in connection with a Qualified Offering, the acquisition, in one or more simultaneous transactions or a series of related transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by any Person or any group of Persons who constitute a group (within the meaning of Section 13d-3 of the Exchange Act), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of Holdings or any Affiliate of Holdings or (ii) a Person or group in which the Equity Investors control, directly or indirectly, 50% or more of the voting power immediately following the transaction, of any securities of Holdings or the Corporation such that, as a result of such acquisition, such Person or group beneficially owns (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, fifty percent ore more of the outstanding voting securities of Holdings or the Corporation, as applicable; (b) a change in the composition of the Board such that a majority of the members are not Continuing Directors (except in the case of a capital raising financing transaction by Holdings or the Corporation); and (c) the sale of all or substantially all of the assets of Holdings’ or the Corporation’s to an entity in which the Equity Investors do not control, directly or indirectly, 50% or more of the voting power immediately following the transaction.

f.              “Common Stock” means the Common Stock, $0.001 par value per share, of Holdings.

g.             “Compensation Committee” shall mean the compensation committee of the Board.

h.             “Confidential Information” shall mean non-public information concerning the Corporation, including without limitation, financial data, statistical data, strategic business plans, agreements or other material relating to the business, services or activities of the Corporation and its Affiliates and trade secrets, market reports, patient files, customer lists, practices, processes, methods, information relating to government relations and other similar information that is propriety information of the Corporation or its Affiliates.

i.              “Continuing Director” shall mean, as of any date of determination, any member of the Board who (a) was a member of the Board on the Effective Date, or (b) was nominated for election or elected to the Board with the affirmative vote of at least two-thirds (2/3) of the Continuing Directors who were members of the Board at the time of such nomination or election.

j.              The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

k.            “Corporation” shall have the meaning ascribed thereto in the preamble of this Agreement.

1.             “Disability” shall have the meaning ascribed thereto in Section 4.4.

m.            “Effective Date” shall have the meaning ascribed thereto in the preamble of the Agreement.

n.             “Employee” shall have the meaning ascribed thereto in the preamble of this Agreement.

o.             “Employment Commencement Date” shall mean the date on which the Employee reports to the Corporation to commence performance of his duties described in Section 3.1.

p.             “Equity Investors” means Genstar Capital Partners IV, L.P. and the other Persons making an equity investment in Holdings in connection with the transaction contemplated by that certain Agreement and Plan of Merger, dated as of July 5, 2006, by and among the Corporation, Oncure Acquisition Sub, Inc. and Holdings, pursuant to which Oncure Acquisition Sub, Inc. was merged with and into the Corporation and the Corporation became a wholly-owned subsidiary of Holdings (the “Merger”).

q.             “Holdings” shall mean Oncure Holdings, Inc., a Delaware corporation.

r.             “Initial Expiration Date” shall have the meaning ascribed thereto in Section 4.1.

s.             “Person” shall mean any individual, corporation, limited or general partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or any other entity, union, or association, or government or any agency or political subdivision thereof.

t.              “Qualified Offering” shall mean any offer for sale of equity securities of the Corporation or Holdings pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

u.             “Stock Options” shall have the meaning ascribed thereto in Section 7.4.

v.             “Subsidiary” shall mean with respect to any Person, any corporation, association or other business entity of which securities representing 50% or more of the combined voting power of the total voting stock (or in the case of an association or other business entity which is not a corporation, 50% or more of the equity interest) is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

w.            “Target Bonus” for any year means the maximum annual bonus payable to the Employee assuming 100% achievement of all performance criteria for such year.

x.             “Term” shall have the meaning ascribed thereto in Section 4.1.

1.2          Construction

a.             Captions. The captions of Articles, Sections and Subsections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of the contents of this Agreement.

b.             Mandatory and Permissive Acts. As used in this Agreement, the words “shall” and “will” refer to mandatory acts; the word “may” shall refer to permissive acts.

c.             References.  References in this Agreement to Articles, Sections, and Subsections, unless specifically stated otherwise, are to the Articles, Sections and Subsections of this Agreement.

d.             Miscellaneous Terms.  The term “or” shall not be exclusive. The terms “herein”, “hereof”, “hereto”, “hereunder” and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific article, section paragraph, or clause where such terms may appear. The term “including” shall mean “including but not limited to”.

ARTICLE II

EMPLOYMENT

The Corporation hereby employs the Employee and the Employee hereby accepts employment with the Corporation, commencing as of the Employment Commencement Date, for the Term, in the position and with the duties and responsibilities set forth in Article III, and upon such other terms and conditions set forth in this Agreement.

ARTICLE III
POSITION; DUTIES

3.1          Position and Duties. The Employee shall serve as the Corporation’s Chief Executive Officer (CEO) subject to the control and direction of the Board with duties and responsibilities that are customary for such office(s), including, but not limited to, management and oversight of the Corporation’s President, Chief Financial Officer, Chief Operating Officer, Chief Information Officer, General Counsel, Human Resources Department and other functions to be determined by the Employee and the Board. The

Employee shall have such other powers and duties as may be reasonably agreed upon from time to time by the Board.

3.2          Good Faith Efforts. The Employee will use his good faith efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Employee has used his good faith efforts hereunder, the Corporation’s delegation of authority to other employees and all surrounding circumstances shall be taken into account and the Employee’s good faith efforts shall not be judged solely on the Corporation’s earnings or other results of the Employee’s performance.

ARTICLE IV

TERM OF EMPLOYMENT; TERMINATION

4.1          Term.  The Employee’s employment shall commence on the Employment Commencement Date and shall terminate on the one-year anniversary of the Employment Commencement Date (the “Initial Expiration Date”); provided, that on the Initial Expiration Date and on the last day of any subsequent extension to the term of this Agreement, the term of this Agreement automatically shall be extended for an additional one (1) year term unless either party gives written notice to the other not less than three (3) months prior to the end of the then current term that it does not desire to extend the term of this Agreement. Notwithstanding the foregoing, the Employee’s employment shall terminate upon the termination of this Agreement for any reason. The “Term” of this Agreement means the period from the Effective Date through the Initial Expiration Date, and includes any renewal term, subject in each case to the earlier termination of this Agreement for any reason.

4.2          Termination by the Corporation.  The Corporation may terminate this Agreement at any time and for any reason or no reason at all. In the event of a termination of this Agreement by the Corporation without Cause, subject to the provisions of Section 4.7, the Corporation shall pay to the Employee the severance pay set forth in Section 4.6. For purposes of this Agreement, “Cause” means any of the following: (a) the Employee enters a plea of guilty or nolo contendere to, or is convicted of, a felony or any other criminal act involving moral turpitude, dishonesty, or theft; (b) the Employee has committed gross negligence, willful misconduct or a breach of his fiduciary duties in carrying out his duties hereunder; (c) the Employee materially breaches this Agreement and fails to cure such breach (in the event that such breach is capable of being cured) within 30 days following receipt of notice from the Corporation setting forth in reasonable detail the nature of such breach; (d) the Employee habitually uses drugs or alcohol and such use constitutes an abuse thereof; (e) the Employee engages in willful misconduct in the performance of his duties hereunder that (i) has a material adverse effect on the Corporation or (ii) constitutes a material violation of a policy adopted by the Board; or (f) the Employee engages in material dishonesty or fraud in the performance of his duties hereunder. Upon any termination of this Agreement by the Corporation for Cause, the Employee shall have no right to compensation or bonus payments under Sections 7.1 or 7.2 or to participate in any employee benefit programs

(other than amounts previously earned but not yet paid and such programs as the Corporation is, by law, required to allow his participation).

4.3          Constructive Termination. In the event that (a) with or without a change in his title or formal corporate action, there shall be a material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities of the Employee set forth in Article III of this Agreement; (b) the Employee is not appointed to, or is removed from, the offices or positions provided for in Section 3.1 of this Agreement; (c) the Employee’s annual base salary is decreased by the Corporation; (d) at any time following the Employee’s initial permanent relocation at the request of the Corporation, the Corporation changes its headquarters greater than 30 miles from its then existing location without the Employee’s consent; (e) the Corporation fails to pay the Employee’s compensation or provide the Employee benefits when due; (f) the Corporation materially breaches this Agreement or the performance of its duties and obligations hereunder (including any failure to adopt an annual bonus plan in accordance with the provisions of Section 7.2), the Employee, by written notice delivered to the Corporation within 30 days of the event or occurrence constituting a constructive termination hereunder, may elect to deem his employment hereunder to have been terminated by the Corporation without Cause, provided that the Corporation shall have the right to cure any such constructive termination within 30 days of its receipt of such notice.

4.4          Death or Disability.  Except for the Corporation’s obligations contained in this Section 4.4, this Agreement and the obligations of the Corporation hereunder will terminate upon the Employee’s death or Disability. For purposes of this Agreement, “Disability” shall mean that for a period of (6) six months in any twelve (12) month period, the Employee is incapable of substantially fulfilling his employment responsibilities and duties because of physical, mental or psychological incapacity resulting from injury, sickness or disease. Upon termination of this Agreement by reason of the Employee’s death or Disability, subject to the provisions of Section 4.7, the Corporation will pay in a lump sum payment to the Employee or his legal representative, as the case may be, an amount equal to the sum of (i) one-half (1/2) of the Employee’s annual base salary, plus (ii) one-half (1/2) of the Employee’s Target Bonus, each as in effect immediately prior to the date of the Employee’s death or Disability.

4.5          Termination by the Employee.  The Employee may terminate this Agreement and his employment with the Corporation at any time for any reason or no reason at all by giving the Corporation at least thirty (30) days’ prior written notice. The Corporation may relieve the Employee of any or all of his duties and responsibilities at any time following the giving of any such notice and such action will in no event constitute a constructive termination under Section 4.3 or termination by the Employee without Cause (provided, that the Employee shall be entitled to continue to be compensated in accordance with this Agreement through the date of termination). Upon any termination of this Agreement by the Employee pursuant to this Section 4.5, the Employee shall have no right to compensation or bonus payments under Sections 7.1 or 7.2 or to participate in any employee benefit programs (other than amounts previously earned but not yet paid and such programs as the Corporation is, by law, required to allow his participation).

4.6          Termination by the Corporation Without Cause.

(a)           In the event of a termination of this Agreement by the Corporation without Cause (other than in connection with a Change of Control or within nine months following a Change of Control), subject to the provisions of Section 4.7, the Corporation shall pay to the Employee, as severance pay, an amount equal to the sum of: (i) twelve (12) months of the Employee’s annual base salary as in effect immediately prior to such termination, plus (ii) an amount equal to one half of the Employee’s Target Bonus payable for the year in which termination occurs. Such severance pay shall be paid by the Corporation to the Employee in equal installments in accordance with the Corporation’s normal payroll practices over a period of twelve months.

(b)           In the event of a termination of this Agreement by the Corporation without Cause in connection with a Change of Control or within nine months following a Change of Control, subject to the provisions of Section 4.7, the Corporation shall pay in a lump sum payment to the Employee, as severance pay, an amount equal to the sum of: (i) twelve (12) months of the Employee’s annual base salary as in effect immediately prior to such termination, plus (ii) an amount equal to one half of the Employee’s Target Bonus payable for the year in which termination occurs.

(c)           The Corporation agrees that if this Agreement is terminated by the Corporation or in the event of the death or Disability of the Employee, (i) the Employee will immediately receive additional compensation consisting of any and all accrued and unpaid vacation pay, back wages accrued and accrued sick pay; (ii) except in the event of a termination for Cause, the Corporation will pay for the Employee’s health benefits under COBRA until employee becomes eligible for another employer’s health insurance or for eighteen (18) months, whichever occurs first; and (iii) the Corporation will provide to the Employee outplacement services, with a firm of the Employee’s discretion, at a cost not to exceed $15,000.

4.7          Release of the Corporation. As a condition to receiving the severance payments and benefits described herein, (1) the Employee or, in the event of the Employee’s death or Disability, the Employee’s legal representative shall be required to execute and deliver to the Corporation a general release of all claims, including, but not limited to, claims for wrongful termination, for employment discrimination under Title VII of the Civil Rights Act of 1964, as amended, and claims under the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974 and any equivalent state, local and municipal laws, rules and regulations, he or his estate or legal representatives may have against the Corporation and its Subsidiaries and Affiliates, and the officers, directors, shareholders and agents of each of them, in each case in such form as may be reasonably requested by the Corporation and (2) the Employee shall comply with any provisions of this Agreement that survive such termination. The provisions of this Section 4.7 shall survive any termination of this Agreement.

ARTICLE V

DEVOTION OF THE EMPLOYEE’S TIME TO DUTIES

The parties agree that the Employee will devote substantially full time during normal business hours (exclusive of periods of sickness and Disability and of such normal holiday and vacation periods as have been established by the Corporation) to the affairs of the Corporation; provided, however, that the Employee will be permitted to devote a limited amount of time, without payment therefore of salary and wages, to charitable or similar organizations and to such other businesses and/or investment activities as are not barred by the provisions of Article IX and which do not interfere with the provision of services hereunder.

ARTICLE VI

OTHER COVENANTS OF EMPLOYEE

Business Opportunities.  The Employee agrees to promptly present to the Corporation all potential opportunities for acquisitions, joint ventures and similar transactions in the cancer care radiation therapy sector, which are presented to the Employee during the Term as long as this Agreement is in effect.

ARTICLE VII

COMPENSATION AND EXPENSES

7.1          Salary.  Commencing on the Employment Commencement Date, the Corporation shall pay the Employee an annual base salary of five hundred thousand dollars ($500,000) which amount shall thereafter be reviewed by the Board or the Compensation Committee at the end of each fiscal year commencing with the fiscal year ending December 31, 2010. The Employee’s salary may also be increased from time to time in the discretion of the Board.. The Corporation will pay the Employee his annual salary in accordance with the Corporation’s normal payroll practices which is every two weeks.

7.2          Annual Bonus. The Employee shall be eligible to earn an annual bonus as determined by the Compensation Committee or Board. The bonus will be based upon the achievement by the Corporation of certain objectively determinable financial performance targets directly tied to revenue growth and EBITDA performance of the Corporation or such other objectives established by the Board or the Compensation Committee and approved by the Board. For each year of the Term, the Corporation shall adopt an annual bonus program affording the Employee an opportunity to earn bonuses equal to at least 100% of his annual base salary.

7.3          Options. On or as soon as reasonably practicable following the date hereof, and subject to approval by the Compensation Committee or Board, the Employee will receive an option to purchase 644,645 shares of Common Stock, at a per share exercise price equal to the fair market value per share on the date of grant, pursuant to the terms of Holdings’ Equity Incentive Plan (the “Stock Options”). The Stock Options shall be fully vested on the date of grant with respect to 311,580 shares of Common

Stock, the Stock Options shall vest with respect to 118,184 shares of Common Stock (the “Time Vesting Options”) monthly over 16 months on the first day of each month following the date of grant and the Stock Options shall vest with respect to 214,881 shares of Common Stock (the “Performance Vesting Options”) based on the rate of return received by the Equity Investors upon a Change of Control. The Performance Vesting Options shall vest as follows: 100% of the Performance Vesting Options shall vest upon the completion of a Change of Control (a) completed after the Employment Commencement Date and prior to the two-year anniversary of the Employment Commencement Date in which the consideration for each share of Common Stock is at least equal to 200% of the per share price paid by the Equity Investors in connection with the Merger (the “Initial Common Stock Price”), (b) completed on or after the two-year anniversary of the Employment Commencement Date and prior to the three-year anniversary of the Employment Commencement Date in which the consideration for each share of Common Stock is at least equal to 225% of the Initial Common Stock Price, (c) completed on or after the three-year anniversary of the Employment Commencement Date and prior to the four-year anniversary of the Employment Commencement Date in which the consideration for each share of Common Stock is at least equal to 250% of the Initial Common Stock Price, or (d) completed on or after the four-year anniversary of the Employment Commencement Date in which the consideration for each share of Common Stock is at least equal to 300% of the Initial Common Stock Price. The Stock Options shall expire one hundred and twenty (120) months from the date of grant and shall remain exercisable for a period of three years following any termination of Employee’s employment with the Corporation other than for Cause.

7.4          Co-Investment.  For a period of 90 days following the Effective Date, the Employee will have an opportunity to purchase Common Stock at $3.50 per share on the same terms and conditions as the Equity Investors.

7.5          Expenses.  It is understood and agreed that the services required of the Employee by the Corporation will require the Employee to incur entertainment, travel and other expenses on behalf of the Corporation. The Corporation will reimburse or advance funds to the Employee for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Employee properly accounts for such expenses to the Corporation in accordance with the Corporation’s practices. Such reimbursement or advances will be made in accordance with policies and procedures of the Corporation in effect from time to time relating to reimbursement of our advances to executive officers.

7.6          Vacation.  For each twelve (12) month period during the Term, the Employee will be entitled to six (6) weeks of vacation without loss of compensation or other benefits to which he is entitled under this Agreement (pro-rated as necessary for partial calendar years during the Term), to be taken at such times as the Employee may select and the affairs of the Corporation may permit.

7.7          Employee Benefit Programs.  Without any reduction in the compensation to which the Employee is entitled under the provisions of Sections 7.1 and 7.2 (other than voluntary payment of the Employee’s share of premiums or plan contributions), during the Term the Employee will be entitled to participate in any health insurance, disability, sick leave, pension insurance or other employee benefit plan that is maintained at that time by the Corporation for its executive officers including programs of life and medical insurance for his family and reimbursement of membership fees in industry related professional organizations. During the Term, the Corporation shall maintain a policy of directors and officers’ liability insurance with policy limits and terms appropriate for the Corporation’s size and business activities, and shall ensure that the Employee is covered by such policy.

7.8          Automobile & Life Insurance.  The Corporation shall provide the Employee with an after-tax automobile and life insurance allowance of $1,200 per month commencing on the Employment Commencement Date.

7.9          Living Accommodations and Relocation Costs.  The Corporation and the Employee also acknowledge and agree that in the event the Corporation requires the Employee to relocate, the Corporation agrees to pay all reasonable relocation expenses of the Employee up to a maximum amount of One Hundred Thousand dollars ($100,000). The Corporation agrees that upon presentation of documentation of such reasonable relocation expenses, that the Employee will be reimbursed in full for such amounts within fifteen (15) days. For purposes of this section, reasonable relocation expenses shall include: (a) airfare for his entire immediate family for one trip from the existing home location to the relocated home location; (b) round-trip airfare for the Employee and his spouse and other reasonable expenses incurred in connection with up to two trips from the existing home location to Colorado for the purpose of locating a new permanent residence; (c) all reasonable closing costs related to the sale of the Employee’s residence, including broker commissions, title costs, tax stamps, document fees; and (c) reasonable moving and shipping costs for furniture and autos. In the event that the Employee relocates at the Corporation’s request, the Employee shall be provided with the appropriate office space, secretarial and clerical support located at the Corporation’s headquarters.

ARTICLE VIII

COVENANT OF CONFIDENTIALITY

The Employee acknowledges that during his employment he will learn and will have access to Confidential Information regarding the Corporation and its Affiliates. All records, files, materials and Confidential Information (excluding personal items obtained by the Employee in the course of his employment with the Corporation and that do not contain Confidential Information) are confidential and proprietary and shall remain the exclusive property of the Corporation or its Affiliates, as the case may be. The Employee will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any Person or entity with which he may be associated or disclose any such Confidential Information to any Person for any reason or purpose whatsoever without the prior written consent of the Board unless such Confidential Information previously shall have become public knowledge through no action by or omission of the Employee.

ARTICLE IX
COVENANT NOT TO COMPETE

9.1          Covenant.  Without limitation to any fiduciary or other legal responsibilities that the Employee may have to the Corporation, the Employee agrees that he will not, for as long as he is an employee of the Corporation directly or indirectly carry on, be engaged in, own, operate, control or participate in the ownership, management, operation or control of or have any financial interest in or otherwise be connected with, any Person, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that is or may be engaged in any business activity that is the same as, similar to, or competitive (directly or indirectly) with any radiation oncology business engaged in by the Corporation and/or its Affiliates. Notwithstanding the foregoing, nothing herein shall be deemed or construed to, or shall bar or preclude the Employee from acquiring directly or indirectly not more than five percent (5%) of the securities, by value or voting power, in any publicly-traded company that engages in any activity competitive with any activity engaged in by the Corporation and/or any of its Affiliates.

9.2          Non-Solicitation.  The Employee hereby agrees that during his employment with the Corporation and for a period of twelve (12) months following the termination of his employment, without the prior written consent of the Corporation, he shall not, on his own behalf or on behalf of any Person, directly or indirectly, hire or solicit the employment of any employee who has been employed by the Corporation and/or any of its Affiliates at any time during the six (6) months immediately preceding such date of hiring or solicitation.

9.3          Severability.  The parties hereto agree that the covenants of non-competition contained herein are reasonable covenants under the circumstances. The parties intend that the covenant contained in Section 9.1 be construed as a series of separate covenants, one for each city, county, state, territory, possession or federal district of the United Sates covered by the covenant. Except for geographic coverage, each separate covenant will be considered identical in terms to the covenant contained in Section 9.1. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants described in this Section 9.3, the unenforceable covenant will be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. The Employee agrees that any breach of the covenants contained in this Article IX would irreparably injure the Corporation. Accordingly, the Employee agrees that the Corporation, in addition to pursuing any other remedies it may have at law or in equity, shall be entitled to obtain an injunction against him from any court having jurisdiction over the matter, restraining any further violation of this Article IX and/or withhold any further payments due to the Employee.

ARTICLE X

ASSIGNABILITY

The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors or assigns of the Corporation. The Employee’s obligations hereunder may not be assigned or alienated and any attempt to do so by him will be void.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1        Severance of Provision.  If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

11.2        Notice and Address.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addresses in person, by Federal Express or similar receipted delivery, if mailed, postage prepaid, by certified mail return receipt requested (and in each case notice shall be deemed delivered and effective upon receipt thereof by the recipient), as follows:

To the Employee:	L. Duane Choate
10293 E Sheri Lane
Englewood, Co 80112

To the Corporation:	General Counsel

Or any current address if different from above, or to such other address as either of them, by notice to the other may designate from time to time.

11.3        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

11.4        Arbitration of Disputes.  In the event of any controversy or claim, whether based on contract, tort, statute, or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation, or fraudulent inducement) arising out of or related to this agreement, or any subsequent agreement between the parties (“dispute”) and if the dispute cannot be resolved by negotiation, the parties agree to submit the dispute to arbitration pursuant to this section and the then-current rules and supervision of the American Arbitration Association. The arbitration shall be held in Orange County, California at the office of the American Arbitration Association. Notwithstanding anything to the contrary herein, any party may seek injunctive relief for any breach or threatened breach of this Agreement or any provision of this Agreement from any court of competent jurisdiction.

11.5        Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof and any action or proceeding including that in arbitration as provided for in Section 11.4 of this Agreement, is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorney’s fees, costs and expenses.

11.6        No Violations.  The Employee hereby represents and warrants to the Corporation that the execution, delivery and performance of this Agreement does not violate or conflict with the terms of any other agreement to which the Employee is a party.

11.7        Withholdings.  All payments to the Employee under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

11.8        Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of California without regard to choice of law considerations.

11.9        Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof, including but not limited to the Prior Agreement. Notwithstanding the forgoing, this Agreement shall not supersede or effect that certain Retention Bonus Letter Agreement by and between Employee and the Corporation dated as of February 4, 2010. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver, discharge or termination is sought.

11.10      Indemnification.  With respect to claims resulting from Employee’s acts or failures to act, or alleged acts or failures to act, in Employee’s capacity as a director or officer of the Corporation, the Corporation shall indemnify Employee to the fullest extent permitted by the laws of the State of Delaware and the Corporation’s certificate of incorporation and bylaws, in each case as the same currently exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment). In addition, Employee shall be entitled to the protection of any insurance policies the Corporation or its Subsidiaries shall elect to maintain generally for the benefit of its directors and officers. With respect to any claims made against Executive for which the Corporation is obligated to indemnify Employee, Employee will have the right to employ its own counsel reasonably acceptable to the Corporation at the sole cost and expense of the Corporation, and the Corporation shall pay for such counsel as fees are earned and due.

11.11      Code Section 280G.  No amounts payable under Section 4.6 of this Agreement shall be reduced in the event that the total amounts payable to the Employee under this Agreement or any other plan or agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (as determined in good faith by the Corporation’s public accountants).

11.12      Compliance with Section 409A of the Internal Revenue Code.

(a)           All payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code (together with Department of Treasury regulations and other official guidance issued thereunder, “Section 409A”)) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. No party individually or in combination with any other may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A.

(b)           Unless otherwise expressly provided, any payment of compensation by the Corporation to the Employee, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2-1/2 months) after the end of the later of the calendar year or the Corporation’s fiscal year in which the Employee’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Section 409A). Such amounts shall not be aggregated with any other payments and shall not be subject to the requirements of subsection (d) below applicable to “nonqualified deferred compensation.”

(c)           Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Employee’s termination of employment, all references to the Employee’s termination of employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a) “Separation from Service”), and the Employee shall not be considered to have a termination of employment unless such termination constitutes a Separation from Service with respect to the Employee. If this Section 11.12(c) applies, such payments or benefits that are subject to Section 409A shall be paid (or, in the event of any installment payments, shall commence to be paid) on the date that the Corporation determines within sixty (60) days following the date of the Employee’s Separation from Service.

(d)           Notwithstanding anything in Section 11.12(c) to the contrary, if the Employee is a “specified employee” on the date of the Employee’s Separation from Service, any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) shall be delayed in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, and any such delayed payment shall be paid to the Employee in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service, or (ii) the Employee’s death. To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(e)           Section 11.12(d) above shall not apply to that portion of any amounts payable upon a Separation from Service which shall qualify as “involuntary severance” under Section 409A because such amount does not exceed the lesser of (1) two hundred percent (200%) of the Employee’s annualized compensation from the Corporation for the calendar year immediately preceding the calendar year during which the Separation from Service occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code for the calendar year during which the Separation from Service occurs.

(f)            With respect to any continuation healthcare coverage provided under the Agreement, if during the period of continuation coverage, any plan pursuant to which such benefits are provided ceases to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each such remaining premium shall thereafter be paid to the Employee as currently taxable compensation in substantially equal monthly installments over the remainder of the continuation coverage period.

(g)           With respect to any reimbursements or in-kind benefits, such reimbursements or benefits shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv), including the following: (i) in no event shall such benefits or reimbursements be provided later than the last day of the Employee’s taxable year following the taxable year in which the expense was incurred or obligation arose, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Employee’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year of the Employee, and (iii) the right to reimbursements or in-kind benefits is not subject to liquidation or exchange for another benefit.

(h)           For purposes of this Agreement any installment payments made on separate dates shall be treated as a series of separate and distinct payments for purposes of Section 409A.

IN WITNESS WHEREOF, the Employee and the Corporation have executed this Agreement as of this 29th day of March, 2010.

THE CORPORATION

Oncure Medical Corp.

By:	/s/ Tim Peach
Tim Peach, Vice President

THE EMPLOYEE

/s/ L. Duane Choate
L. Duane Choate
10293 E Sheri Lane
Englewood, Co 80112

(i)            If the parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, the Employee and the Corporation agree to amend this Agreement, or take such other actions as the Employee and the Corporation deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to the Employee under this Agreement. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A

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